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                                                                      EXHIBIT 15





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Re:  Schuller Corporation
     Registration on Form S-8


     We are aware that our report dated May 13, 1996 on our review of interim financial information of Schuller Corporation for the quarterly period ended March 31, 1996, and included in the Schuller Corporation's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.




/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.








June 19, 1996
Denver, Colorado